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                                                                   Exhibit p(16)

                                                                         Adopted
                                                                   July 13, 2000

                                 CODE OF ETHICS

                              For Access Persons of

                         Strong Schafer Value Fund, Inc.

                        Schafer Capital Management, Inc.,

                   Strong Schafer Capital Management, LLC, and

                     Schafer Cullen Capital Management, Inc.

I.       INTRODUCTION

                  A. FIDUCIARY DUTY. This Code of Ethics is based on the principle that directors, officers and employees of Schafer Capital Management, Inc. ("SCM"), Strong Schafer Capital Management, LLC ("SSCM"), Schafer Cullen Capital Management, Inc. ("SCCM") and Strong Schafer Value Fund, Inc. (the "Fund") have a fiduciary duty to place the interests of clients ahead of their own. The Code applies to all Access Persons and focuses principally on preclearance and reporting of personal transactions in securities. Capitalized words are defined in APPENDIX 1. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Advisory Clients of SCM, SSCM or SCCM.

                  As fiduciaries, Access Persons must at all times:

                  1. PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Advisory Clients of SCM, SSCM or SCCM. An Access Person may not induce or cause an Advisory Client to take action, or not to take action, for the personal benefit of the Access Person, rather than for the benefit of the Advisory Client. For example, an Access Person would violate this Code by causing an Advisory Client to purchase a Security he or she owned for the purpose or with the intent of increasing the price of that Security.

                  2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF THEIR POSITION. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Fund, SCM, SSCM or SCCM could call into question the exercise of an Access Person's independent judgment. Access persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers or other vendors on behalf of Advisory Clients.


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                  3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL
         COMPLIANCE WITH THIS CODE, INCLUDING BOTH THE PRECLEARANCE AND REPORTING REQUIREMENTS. Doubtful situations should be resolved in favor of Advisory Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

                  B. APPENDICES TO THE CODE. The appendices to this Code are attached hereto and are a part of the Code, and include the following:

                  1. DEFINITIONS-- capitalized words as defined in the Code-- (Appendix 1),

                  2. DISCLOSURE OF PERSONAL HOLDINGS IN SECURITIES (Appendix 2),

                  3. LIST OF BROAD-BASED INDICES (Appendix 3).

                  4. PRECLEARANCE REQUEST FOR ACCESS PERSONS (Appendix 4);

                  5. SECURITIES TRANSACTION REPORT (Appendix 5);

                  6. ANNUAL CODE OF ETHICS CERTIFICATION (Appendix 6); and

                  7. ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS (Appendix 7)

                  C. APPLICATION OF THE CODE TO INDEPENDENT FUND DIRECTORS. This Code applies to Independent Fund Directors, and requires Independent Fund Directors and their Immediate Families to report Securities Transactions to the Administrator in accordance with Section II.F. However, provisions of the Code requiring the disclosure of personal holdings (Section II.A.), preclearance of trades (Section II.B.), prohibited transactions (II.D.1.), large positions in registered investment companies (Section II.D.2.c.), private placements (Section II.D.3.), restrictions on serving as a director of a publicly-traded company (Section III.F.), and receipt of gifts (Section III.B.) do not apply to Independent Fund Directors.

                  D. APPLICATION OF THE CODE TO FUNDS SUBADVISED BY SCM, SSCM OR SCCM. This Code does not apply to the directors or officers of Funds for which SCM, SSCM or SCCM serves as a subadviser.

II.      PERSONAL SECURITIES TRANSACTIONS

                  A. ANNUAL DISCLOSURE OF PERSONAL HOLDINGS BY ACCESS PERSONS.

                           1. GENERAL REQUIREMENT. Within ten (10) days after
                  designation as an Access Person, and thereafter on an annual basis, all Access Persons must report on the Disclosure of Personal Holdings In Securities Form (APPENDIX 2) (or a substantially



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                  similar form) (i) all Securities, including securities held in certificate form, in which they have a Beneficial Interest,
                  (ii) all Securities in non-client accounts for which they make investment decisions and (iii) each securities account the Access Person maintains with a broker, dealer or bank. This provision does not apply to Independent Fund Directors.

                           2. SECURITIES EXEMPT FROM ANNUAL DISCLOSURE
                  REQUIREMENT. Securities specifically excluded from the definition of Security are exempt from the initial and annual disclosure requirement of this Code.

                  B.       PRECLEARANCE REQUIREMENTS FOR ACCESS PERSONS.

                           1. GENERAL REQUIREMENT. Except for the transactions
                  set forth in Section II.B.2., all Securities Transactions in which an Access Person or a member of his or her Immediate Family has a Beneficial Interest must be precleared with the President or his designee. This provision does not apply to transactions of Independent Fund Directors and their Immediate Families.

                           2. TRANSACTIONS EXEMPT FROM PRECLEARANCE
                  REQUIREMENTS. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.B.1. of this Code:

                                    a. MUTUAL FUNDS. Securities issued by any
                           registered open-end investment companies (including but not limited to the Funds);

                                    b. NO KNOWLEDGE. Securities Transactions
                           where neither SCM, SSCM, SCCM, the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

                                    c. CERTAIN CORPORATE ACTIONS. Any
                           acquisition or disposition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations



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                           or distributions generally applicable to all holders
                           of the same class of Securities;

                                    d. RIGHTS. Any acquisition or disposition of
                           Securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent the rights were acquired in the issue or through the exercise of rights, options, convertible bonds or other instruments acquired in compliance with the Code;

                                    e. APPLICATION TO COMMODITIES, FUTURES,
                           OPTIONS ON FUTURES AND OPTIONS ON BROAD-BASED INDICES. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market-based index of stocks), options on futures, options on currencies and options on certain indices designated by the President as broad-based are not subject to the preclearance, seven day black-out, 60-day profit disgorgement, or prohibited transaction provisions of
                           Section II.D.1. of the Code, but are subject to transaction reporting in accordance with Section II.F. The options on indices designated by the President as broad-based may be changed from time to time and are listed in APPENDIX 3; and

                                    f. MISCELLANEOUS. Any transaction in the
                           following: (1) bankers acceptances, (2) bank certificates of deposit ("CDs") and bank and savings and loan accounts, (3) commercial paper, (4) repurchase agreements (when backed by exempt securities), (5) Securities that are direct obligations of the U.S. Government, (6) the acquisition of equity securities in dividend reinvestment plans ("DRIPs"), when the acquisition is directly through the issuer or its non-broker agents,
                           (7) Securities of the employer of a member of the Access Person's Immediate Family if such securities are beneficially owned through participation by the Immediate Family member in a profit sharing plan, 401(k) plan, ESOP, or other similar plan, and (8) other Securities as may from time to time be designated in writing by the President on the grounds that the risk of abuse is minimal or non-existent.


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         THE SECURITIES TRANSACTIONS LISTED ABOVE ARE NOT NECESSARILY EXEMPT
         FROM THE REPORTING REQUIREMENTS SET FORTH IN SECTION II.F.

                  C.       PRECLEARANCE REQUESTS.

                           1. TRADE AUTHORIZATION REQUEST FORMS. Prior to
                  entering an order for a Securities Transaction that requires preclearance, the Access Person must complete, IN WRITING, a Preclearance Request For Access Persons Form as set forth in APPENDIX 4 and submit the completed form to the Administrator (or his alternate). The Preclearance Request For Access Persons Form requires Access Persons to provide certain information and to make certain representations. Proposed Securities Transactions of the Administrator that require preclearance must be submitted to his alternate.

                           2. REVIEW OF FORM. After receiving the completed
                  Preclearance Request For Access Persons Form, the Administrator (or his alternate) will (a) review the information set forth in the form with the President (or his designee), (b) confirm with the President (or his designee) whether the Securities are held by any Funds or other accounts managed by SCM, SSCM or SCCM and whether there are any unexecuted orders to purchase or sell the Securities by any Fund or accounts managed by SCM, SSCM or SCCM, and (c) as soon as reasonably practicable, record the decision of the President (or his designee) whether to clear the proposed Securities Transaction. The authorization and date of the authorization should be reflected on the Preclearance Request For Access Persons Form. The Administrator (or his alternate) will keep one copy of the completed form for the records, and send one copy to the Access Person seeking authorization.

                  D.       PROHIBITED TRANSACTIONS.

                           1. PROHIBITED SECURITIES TRANSACTIONS. The following
                  Securities Transactions for accounts in which an Access Person or a member of his or her Immediate Family have a Beneficial Interest, to the extent they require preclearance under
                  Section II.B. above, are prohibited and will not be authorized by the President (or his designee) absent exceptional circumstances, in which case a written record will be made of the authorization of, and the rationale supporting, such Securities Transaction (which record will be maintained for at least five years after the fiscal year in which such authorization was granted):

                                    a. INITIAL PUBLIC OFFERINGS. Any purchase of
                           Securities in an Initial Public Offering



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                           (other than a new offering of a registered open-end
                           investment company);

                                    b. PENDING BUY OR SELL ORDERS. Any purchase
                           or sale of Securities on any day during which any Advisory Client has a pending "buy" or "sell" order in the same Security (or Equivalent Security) until that order is executed or withdrawn;

                                    c. SEVEN DAY BLACKOUT. Purchases or sales of
                           Securities by a Portfolio Manager within seven calendar days of a purchase or sale of the same Securities (or Equivalent Securities) by an Advisory Client managed by that Portfolio Manager; and

                                    d. INTENTION TO BUY OR SELL FOR ADVISORY
                           CLIENT. Purchases or sales of Securities at a time when that Access Person intends, or knows of another's intention, to purchase or sell that Security (or an Equivalent Security) on behalf of an Advisory Client. This prohibition applies whether the Securities Transaction is in the same (E.G., two purchases or two sales) or the opposite (a purchase and sale) direction of the transaction of the Advisory Client.

                  2. ALWAYS PROHIBITED SECURITIES TRANSACTIONS. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

                           a. INSIDE INFORMATION. Any transaction in a Security
                  while in possession of material nonpublic information regarding the Security or the issuer of the Security;

                           b. MARKET MANIPULATION. Transactions intended to
                  raise, lower or maintain the price of any Security or to create a false appearance of active trading;

                           c. LARGE POSITIONS IN MUTUAL FUNDS. Transactions in a
                  registered investment company (other than the Funds) which result in the Access Person owning five percent or more of any class of Securities in such investment company (this prohibition does not apply to Independent Fund Directors); and

                           d. OTHERS. Any other transactions deemed by the
                  President (or his designee) to involve a conflict of interest, possible


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                  diversion of corporate opportunity, or an appearance of
                  impropriety.

                  3. PRIVATE PLACEMENTS. The President (or his designee) may give permission for Securities Transactions in a Private Placement by an Access Person only after considering, among other factors, whether the investment opportunity should be reserved for Advisory Clients and whether the opportunity is being offered to an Access Person by virtue of his or her position as an Access Person. Access Persons who have been authorized to acquire and have acquired securities in a Private Placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by an Advisory Client, and the decision to purchase Securities of such an issuer by an Advisory Client must be independently authorized by a Portfolio Manager with no personal interest in the issuer. This provision does not apply to Independent Fund Directors.

                  4. NO EXPLANATION REQUIRED FOR REFUSALS. In some cases, the President (or his designee) may refuse to authorize a Securities Transaction for a reason that is confidential. The President is not required to give an explanation for refusing to authorize any Securities Transaction.

                  E. LENGTH OF TRADE AUTHORIZATION APPROVAL. Any trading authorization provided hereunder is effective until the earlier of (1) its revocation, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Wednesday), or (3) the Access Person learns that the information in the Preclearance Request for Access Persons Form is not accurate. If the order for the Securities Transaction is not placed within that period, a new advance authorization must be obtained before the Securities Transaction is placed. If the Securities Transaction is placed but has not been executed within two trading days after the day the authorization is granted (as, for example, in the case of a limit order or a "not held" order), no new authorization is necessary unless the person placing the original order for the Securities Transactions amends it in any way.

                  F. TRADE REPORTING REQUIREMENTS.

                  1. REPORTING REQUIREMENT.

                           (a) Except as provided in Section II.F.1.f., each
                  Access Person must report to the Administrator (or to such alternate person as the President may designate from time to time) the information described in Section II.F.1.c. of this Code with respect to any Securities Transaction of which such Access Person is aware in any Security in which the Access Person has, or by reason of such Securities Transaction acquires, a Beneficial Interest.

                           (b) Notwithstanding Section II.F.1.a., and except as
                  provided in Section II.F.1.f., each Independent Fund Director must



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                  report to the Administrator the information described in
                  Section II.F.1.c. of this Code with respect to any Securities Transaction of which the Independent Fund Director is aware in which the Independent Fund Director has, or by reason of such Securities Transaction acquires, any Beneficial Interest, but only if such Independent Fund Director knows, or in the ordinary course of fulfilling the Independent Fund Director's official duties as a director of a Fund should have known, that, during the 15-day period immediately preceding or following the trade date of the Securities Transaction, the Security was purchased or sold by the applicable Fund, or was being considered for such purchase or sale. In addition, each Independent Fund Director shall file a report under Section II.F.1.c. to report each Securities Transaction in which he or she has an interest if he or she acquires as a result thereof a Beneficial Interest of at least 1/2 of 1% of the outstanding amount of any Security which may be a Security suitable for purchase by the applicable Fund.

                           (c) Every such required report must be made no later
                  than ten (10) days after the end of the calendar quarter in which the Securities Transaction with respect to which the report relates is effected or becomes known to the reporting Access Person, and must contain the following information:

                           (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

                           (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (iii)    The price at which the transaction was
                                    effected;

                           (iv) The name of the broker, dealer, bank or other party with or through which the transaction was effected; and

                           (v) The date that the report is submitted by the Access Person.

                           (d) In addition, with respect to any account
                  established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, such report must contain the following additional information:



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                           (i)      The name of the broker, dealer or bank with
                                    whom the Access Person established the
                                    account;

                           (ii)     The date the account was established; and

                           (iii) The date that the report is submitted by the Access Person.

                           (e) The form to be used for making such reports is
                  the Security Transaction Report Form as set forth in APPENDIX
                  5. If a confirmation for the reporting Access Person's Securities Transaction or related brokerage statement includes the required information, the form of report may simply be to attach a copy of such confirmation or statement.

                           (f) The foregoing does not apply to transactions and
                  holdings in (1) registered open-end investment companies, including but not limited to the Funds, (2) bankers acceptances, bank CDs and bank and savings and loan accounts,
                  (3) commercial paper, (4) repurchase agreements (when backed by exempt securities), (5) Securities that are direct obligations of the U.S. Government, (6) the acquisition of equity securities in DRIPs when the acquisition is directly through the issuer or its non-broker agents, (7) securities of the employer of a member of the Access Person's Immediate Family if such securities are beneficially owned through participation by the Immediate Family member in a profit sharing plan, 401(k) plan, ESOP, or other similar plan or (8) any account over which such Access Person does not have any direct or indirect influence or control.

                  2. DISCLAIMERS. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership of the Security to which the report relates.

                  3. QUARTERLY REVIEW. At least quarterly, for Securities Transactions requiring preclearance under this Code, the Administrator (or his alternate) shall compare the reports, confirmations and/or periodic statements provided pursuant to Section II.F.1. above, to the approved Preclearance Request for Access Persons Forms. Such review shall include:

                           a. Whether the Securities Transaction complied with
                  this Code;

                           b. Whether the Securities Transaction was authorized
                  in advance of its placement;



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                           c. Whether the Securities Transaction was executed
                  within two full trading days of when it was authorized;

                           d. Whether any Fund or accounts managed by SCM, SSCM
                  or SCCM owned the Securities at the time of the Securities Transaction, and

                           e. Whether any Fund or separate accounts managed by
                  SCM, SSCM, or SCCM purchased or sold the Securities in the Securities Transaction within 10 days of the Securities Transaction.

                  4. REVIEW OF HOLDINGS REPORTS. The Administrator (or his alternate) shall review the reports made upon designation as an Access Person pursuant to Section II.A.1. as such reports are made and shall review the annual reports made pursuant to Section II.A.1. at least annually.

                  5. AVAILABILITY OF REPORTS. All information supplied pursuant to this Code will be available for inspection by the Board of Directors of SCM, the managing member of SSCM, the Board of Directors of SCCM, the Board of Directors of each Fund, the President (and his designee), the Administrator (and his alternate), any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which the Funds, SCM, SSCM or SCCM is a member, and any state securities commission, as well as any attorney or agent of the foregoing, the Funds, SCM, SSCM or SCCM.

                  6. RECORD RETENTION. Each Fund, at its respective principal place of business, shall maintain records as follows:

                           a. A copy of each Code that is in effect, or at any
                  time within the past five years was in effect, must be maintained in an easily accessible place;

                           b. A record of any violation of the Code and of any
                  action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

                           c. A copy of each report made by an Access Person
                  under the Code must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

                           d. A record of all persons, currently or within the
                  past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and



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                           e. A copy of each report required by Section IV.A.2.
                  must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

III.     FIDUCIARY DUTIES

                  A. CONFIDENTIALITY. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

                  B. GIFTS. The following provisions on gifts apply only to employees of SCM, SSCM and SCCM:

                  1. ACCEPTING GIFTS. On occasion, because of their position with SCM, SSCM, SCCM or the Funds, employees may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of SCM, SSCM and SCCM and the Funds. Gifts of a nominal value (E.G., gifts whose reasonable value is no more than $250 a year), and customary business meals, entertainment (E.G., sporting events) and promotional items (E.G., pens, mugs, T-shirts, hats, etc.) may be accepted.

                  If an employee receives any gift that might be prohibited under this Code, the employee must inform the Administrator.

                  2. SOLICITATION OF GIFTS. Employees of SCM, SSCM or SCCM may not solicit gifts or gratuities.

                  3. GIVING GIFTS. Except with the permission of the Administrator, employees of SCM, SSCM or SCCM may not give any gift with a value in excess of $250 per year to persons associated with securities or financial organizations, including exchanges, member organizations, commodity firms, news media or clients of SCM, SSCM or SCCM.

                  C. PAYMENTS TO ADVISORY CLIENTS. Access Persons may not make any payments to Advisory Clients in order to resolve any type of Advisory Client complaint. All such matters must be handled by the President.

                  D. CORPORATE OPPORTUNITIES. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or SCM, SSCM or SCCM. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for an Advisory Client.

                  E. UNDUE INFLUENCE. Access Persons may not cause or attempt to cause any Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or a member of his or her Immediate



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Family stands to materially benefit from an investment decision for an Advisory
Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client (or to the Administrator (or his alternate) if the Access Person in question is a person with authority to make investment decisions for the Advisory Client), any Beneficial Interest that the Access Person (or a member of his or her Immediate Family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or a member of his or her Immediate Family) or the appearance of impropriety.

                  F. SERVICE AS A DIRECTOR. No Access Person, other than an Independent Fund Director, may serve on the board of directors of a publicly-held company not affiliated with SCM, SSCM or SCCM or the Funds absent prior written authorization by the President. This authorization, if granted, will normally require that the affected Access Person be isolated, through "Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the Access Person sits.

                  G. INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT-RELATED CIVIL PROCEEDINGS. Each Access Person must notify the President, as soon as reasonably possible, if such Access Person is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

IV.      COMPLIANCE WITH THIS CODE OF ETHICS

                  A. ADMINISTRATION.

                  1. INVESTIGATING VIOLATIONS OF THE CODE. The Administrator (or his alternate) is responsible for investigating any suspected violation of the Code. Any material violation of the Code by an employee of SCM, SSCM or SCCM or the Funds for which significant remedial action was taken will be reported to the Boards of Directors of the Funds not later than the next regularly scheduled quarterly Board meeting.

                  2. ANNUAL REPORTS. The Administrator (or his alternate) will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will prepare a report in writing to SCM, SSCM, SCCM and the Board of Directors of each Fund:

                           a. Summarizing existing procedures concerning
                  personal investing and any changes in the procedures made during the past year;

                           b. Identifying any violation requiring significant
                  remedial action during the past year;

                           c. Identifying any recommended changes in existing
                  restrictions or procedures based on the past year's experience



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                  under the Code, evolving industry practices, or developments in applicable laws or regulations; and

                           d. Certifying that SCM, SSCM, SCCM and/or the Funds
                  have established procedures reasonably necessary to prevent Access Persons from violating the Code.

                  B. REMEDIES.

                  1. SANCTIONS. If the Administrator (or his alternate) determines that an Access Person has committed a violation of the Code, the Administrator (or his alternate) shall bring the matter to the attention of the President (or his designee), and the President may impose sanctions and take other actions as he deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral and/or termination of the employment of the violator for cause. The President (or his designee) may also require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be forwarded to a charitable organization. The Administrator shall cause his alternate to review his own transactions, and the President shall cause his designee to act as President with respect to him.

                  2. AUTHORITY. The President (or his designee) has the authority, subject to the review set forth in Section IV.B.3. below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

                  3. REVIEW. Whenever the President (or his designee) determines that an Access Person has committed a violation of this Code that merits significant remedial action, he will report no later than the next quarterly meeting to the Board of Directors of the applicable Fund, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of the applicable Fund may modify such sanctions as it deems appropriate. Such Board shall have access to all information considered by the President (or his designee) in relation to the case. The President (or his designee) may determine whether to delay the imposition of any sanctions pending review by the applicable Board of Directors.

                  C. EXCEPTIONS TO THE CODE. The President (or his designee) may grant exceptions to the requirements of the Code on a case by case basis if he finds that the proposed conduct involves negligible opportunity for abuse. All material exceptions must be in writing and must be reported as soon as practicable to the Board of Directors of the applicable Fund at its next regularly scheduled meeting after the exception is granted.


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                  D. COMPLIANCE CERTIFICATION. At least annually, all Access
Persons will be required to certify on the Annual Code of Ethics Certification set forth in APPENDIX 6 or on a document substantially in the form of APPENDIX 6 that they have complied with the Code in all respects.

                  E. INQUIRIES REGARDING THE CODE. The Administrator (or his alternate) or the President (or his designee) will answer any questions about this Code or any other compliance-related matters.





July 13, 2000







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